                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                Grossman's Inc.
               (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                               [GROSSMAN'S LOGO]

                                GROSSMAN'S INC.
                                  45 DAN ROAD
                        CANTON, MASSACHUSETTS 02021-2817

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 25, 1996

     PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Grossman's Inc. (the "Company") will be held on Tuesday, June 25, 1996, at 10:30 a.m., local time, at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, for the following purposes:

          1.  To elect seven (7) directors of the Company.

          2. To vote upon the approval of Ernst & Young LLP as independent auditors for the Company for 1996.

          3. To vote upon the ratification of the issuance of Notes of the Company convertible into shares of the Company's Common Stock.

          4.  To vote upon a stockholder proposal to amend the Company's
     By-laws.

          5. To transact such other business as may properly come before the meeting or any adjournment thereof. Management does not know of any other business to be presented to the Annual Meeting.

     Holders of record of the Company's Common Stock at the close of business on May 3, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from June 13, 1996 to the date of the meeting at the offices of Donald Carvin, 44 Adams Street, Braintree, Massachusetts 02185.

                                            By Order of the Board of Directors

                                            RICHARD E. KENT
                                            Secretary

May 14, 1996

     Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, WHICH IS SOLICITED BY MANAGEMENT, in the enclosed envelope, which does not require postage if mailed in the United States.

                                GROSSMAN'S INC.
                                  45 DAN ROAD
                        CANTON, MASSACHUSETTS 02021-2817

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Grossman's Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, on Tuesday, June 25, 1996, at 10:30 a.m., local time, and any adjournment thereof. The Company's Annual Report, including financial statements for the year ended December 31, 1995, was sent to the Company's stockholders on April 17, 1996. This Proxy Statement and the related proxy card, are being sent to the Company's stockholders on or about May 14, 1996.

     Please complete, sign, date and return the enclosed proxy. The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and giving notice of the intention to vote in person.

     Subject to certain restrictions on voting described under the heading "Restrictions on Accumulation of Common Stock," properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any adjournment thereof in accordance with the directions thereon. In the absence of such directions, the proxy will be voted for the election as directors of the seven nominees nominated by the Board of Directors, for the approval Ernst & Young LLP as the Company's auditors for 1996, for the approval of the issuance of convertible Notes and against the stockholder proposal relating to the qualifications for members of the Company's Board of Directors and otherwise in accordance with the recommendations of management.

     Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

VOTING SECURITIES

     The only class of voting securities of the Company is its Common Stock, par value $.01 per share ("Common Stock"). The holders of record of the outstanding shares of Common Stock at the close of business on May 3, 1996 are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote for each share held on matters properly presented to the Annual Meeting, except as described below under "Restrictions on Accumulation of Common Stock."

     As of May 3, 1996, there were [          ] shares of Common Stock issued
and outstanding, exclusive of [          ] shares held as treasury shares.

     The holders of a majority of the issued and outstanding shares of Common Stock, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Directors shall be elected by a plurality of the votes cast at the meeting. The favorable vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is required for the approval of proposals 2, 3 and 4. Under Delaware law and the Company's By-Laws, an abstention from voting has no effect on the election of directors and has the effect of a vote against proposals 2, 3 and 4. When a proxy is returned and properly signed, the shares represented will be voted in accordance with your directions. Where choices or abstention are not indicated, proxies will be voted FOR proposals 2 and 3 and AGAINST proposal 4.

     On May 3, 1996, Sydney L. Katz, as trustee under the Company's Savings Plan
for its participating employees, held [          ] shares of Common Stock,
representing less than 1% of the outstanding Common Stock of the Company. Shares held by the trustee for the account of employees will be voted in accordance with written instructions from such employees, and where no instructions are received, will not be voted.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS' NOMINATIONS FOR DIRECTORS

     The Board of Directors has nominated the seven incumbent directors named below for election as directors at the Annual Meeting, each to serve until the next Annual Meeting and until a successor is elected and qualified. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote for such nominees. If any of the nominees should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place. Management has no reason to believe that any nominee named below will be unavailable for election.

     Harold Tanner retired from the Board of Directors in December 1995. The vacancy on the Board created by Mr. Tanner's retirement was not filled. Leo Kahn has notified management that he is not standing for election in 1996. Accordingly, the size of the Board has been fixed at seven. The Board of Directors accepted the retirements of Messrs. Tanner and Kahn with an expression of appreciation for their dedicated counsel over many years of service to the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTORS.

Except as indicated below, each of the nominees has had the same principal occupation for the past five years.

     RUSSELL COX has been President of Resort Management Inc., a property management and real estate consulting firm located in Waterville Valley, New Hampshire, since 1977 and has been a general partner of Real Estate Venture Fund since 1985. He is a graduate of MIT and Harvard Business School. Mr. Cox has been a director since 1987 and is age 69.

     JOHN R. GREY retired as President of Chevron Corporation in 1985. He is a director of Academy Studio of Novato, California; he retired as a director of BankAmericorp and Bank of America NT & SA in 1993. Mr. Grey is a graduate of Stanford University with a B.S. degree in Chemical Engineering. Mr. Grey has been a director since 1987 and is age 73.

     MAURICE GROSSMAN retired as an employee of the Company in 1994 and served as Chairman of the Board and Chief Executive Officer of the Company from 1986 to 1990. Mr. Grossman is a graduate of Pennsylvania State University and of Boston University with an MBA degree. Mr. Grossman has been a director since 1987 and is age 74.

     SYDNEY L. KATZ has been President and Chief Executive Officer of the Company since December 1, 1994; prior to his election as President he had been Executive Vice President, Chief Financial Officer and Treasurer of the Company for more than five years. He has been a director since February 1, 1994. Mr. Katz is a graduate of the University of Connecticut with a B.S. degree, is a certified public accountant and is age 54.

     W. WALLACE MCDOWELL, JR. is a private investor and was Managing Director of MLGAL Partners, a leveraged acquisition firm from 1991 to 1994. From 1983 to 1990, Mr. McDowell was Chairman and Chief Executive Officer of Prospect Group, Inc., a diversified holding company. Mr. McDowell is a director of Jack Morton Productions, Inc., Children's Discovery Centers, Inc., Excelsior Funds and U.S. HomeCare, Inc. and serves as Chairman of the Board of ITI Technologies, Inc. He is a graduate of Princeton University and received his MBA from the University of Virginia. Mr. McDowell has been a director of the Company since 1993 and is age 59.



     STEPHEN B. ORESMAN has been the owner and President of Saltash Ltd., a management consulting firm, since 1991. He was a partner and Vice President of The Canaan Group Ltd., another management consulting firm, from 1988 to 1991. Prior to that time he was with the consulting firm of Booz, Allen & Hamilton for 19 years. He is a member of the Board of Directors of Cleveland-Cliffs Inc., Technology Solutions Company and TriNet Corporate Realty Trust, Inc. Mr. Oresman is a graduate of Amherst College and Harvard Business School. Mr. Oresman has been a director since 1991 and is age 63.


     ROBERT K. SWANSON has been non-executive Chairman of the Board of the Company since November 23, 1994 and also serves as Chairman of the Board of RKS, Inc., an investment and marketing consulting firm in Phoenix, Arizona, and U.S. Games, Inc., a manufacturing company in Atlanta Georgia. He also serves as a director of American Southwest Concepts, Inc., Arizona Desert Saguaro, Inc. and The Thursley Group. He was Chairman and Chief Executive Officer of Del Webb Corporation, a diversified company located in Phoenix, Arizona, engaged in the management and development of real estate and leisure operations, from 1981 to 1987, when he retired from that position. He graduated from the University of South Dakota and studied at the University of Melbourne as a Fulbright Scholar. Mr. Swanson has been a director since 1987 and is age 63.

BOARD MEETINGS; COMMITTEES


     The Board of Directors met six times in 1995. In 1995 each of the current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served, except that Mr. Cox attended eight of eleven such meetings.


     The Company's Board of Directors has four standing committees. The committee memberships are indicated below.

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee

     The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Company during the intervals between the meetings of the Board of Directors, to the extent permitted by the By-Laws of the Company and applicable law. The Executive Committee currently consists of Messrs. Cox, Grey, Katz, McDowell and Swanson. The Executive Committee met two times in 1995.

  Audit and Finance Committee

     The Audit and Finance Committee recommends to the Board of Directors the engagement of independent auditors for the year, subject to approval by the stockholders of the Company, reviews with the auditors the plan and scope of the audit engagement, reviews the annual financial statements of the Company and the management letter, monitors the Company's system of internal control and its accounting and reporting practices, reviews compliance with the conflict of interest policy and other policies of the Company, reviews the capital structure of the Company and advises the Board of Directors with respect to capital expenditure programs, dividend policies, equity and debt securities, financial planning and capital and operating budgets for the Company. The Audit and Finance Committee currently consists of Messrs. Cox, Swanson and McDowell. The Audit and Finance Committee met three times in 1995.

  Compensation Committee

     The Compensation Committee reviews and recommends to the Board of Directors compensation for senior management of the Company and the adoption, amendment and implementation of incentive compensation plans, stock option plans, retirement programs and other employee benefit plans and programs for the Company. The Compensation Committee currently consists of Messrs. Cox, Grey and Oresman. The Compensation Committee met two times in 1995.

  Nominating Committee

     The Nominating Committee reviews the composition and organization of the Board of Directors of the Company and recommends to the Board of Directors individuals to fill Board vacancies. The Nominating Committee currently consists of Messrs. Grossman, Oresman and Swanson. The Nominating Committee met two times in 1995. Recommendations from stockholders will be considered by the Nominating Committee and should be sent to the Secretary of the Company.

COMPENSATION OF DIRECTORS

     Pursuant to the 1995 Directors Stock and Option Plan, each director who is not an employee of the Company receives, as an annual fee, Common Stock of the Company having an equivalent market value on the date of issuance of $15,000. In addition, each new Director receives a nonqualified stock option to purchase 25,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date the option is granted. Each option is immediately exercisable as to 5,000 shares and will become exercisable to the extent of an additional 5,000 shares on each of the four succeeding anniversaries of the date the option is granted. The options expire ten years from the date of the grant.

     In addition, each director who is not an employee of the Company receives an attendance fee of $500 for each meeting at which he is present in person. The Chairman of each committee of the Board of Directors receives an annual fee of $2,000. Each member of a committee (other than an employee of the Company) receives an attendance fee of $500 for each meeting at which he is present in person. Directors are reimbursed for expenses incurred in performing their duties.

     Mr. Swanson was elected non-executive Chairman of the Board of Directors on November 23, 1994. In connection with such election, Mr. Swanson entered into a consulting agreement with the Company. Pursuant to this agreement, in 1995 Mr. Swanson received a one-time grant of an option covering 50,000 shares of the Common Stock of the Company and a one-time issuance of shares of Common Stock of the Company having a fair market value equal to $20,000 for consulting services performed in 1994. In addition, commencing with the first quarter of 1995 and continuing thereafter, Mr Swanson received and will receive for each day that he worked during the previous quarter on the affairs of the Company, up to a maximum of 90 days per calendar year, shares of Common Stock of the Company having a fair market value on the last day of each calendar quarter equal to $1,000 and $1,000 in cash. He received $88,000 and 49,591 shares of Common Stock of the Company for services in 1995.

     In May through October 1990, Jay H. Shidler and Robert W. Holman, Jr. (the "Shidler/Holman Group") unsuccessfully solicited written consents of stockholders of the Company seeking to remove the directors then in office and to elect their designees. In order to avoid the diversion of management time and resources and the expense of a proxy contest, on March 13, 1991, the Company entered into a Standstill

Agreement (the "Standstill Agreement") with Messrs. Shidler and Holman and Mr. Stephen B. Oresman, pursuant to which the Board of Directors agreed to nominate as directors a representative of the Shidler/Holman Group and a second person not financially affiliated with the Shidler/Holman Group. On March 13, 1991, the Board of Directors increased its size by two members and elected Messrs. Shidler and Oresman as directors. In 1993, Mr. Shidler resigned as director, and Mr. McDowell was elected to fill the vacancy. In February 1995, Mr. Shidler relinquished his right to designate one affiliated and one independent director. The Standstill Agreement expires on the day following the Company's 1996 Annual Meeting of Stockholders.

                         OWNERSHIP OF EQUITY SECURITIES

     The following table sets forth the beneficial ownership, reported to the Company as of March 30, 1996, of Common Stock of the Company, including shares as to which the right to acquire ownership exists by the exercise of stock options, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), of each director and nominee, the chief executive officer, the other current and former executive officers of the Company who are "Named Executive Officers" as defined below under "Compensation of Executive Officers," and all directors and executive officers as a group.

                                                                    NUMBER OF
                                                                    SHARES OF           PERCENT
                                                                     COMMON             OF
                              NAME                                  STOCK(1)(3)         CLASS(2)
                              ----                                  -----------         --------
Russell Cox......................................................      20,866            *
Robert L. Flowers(5).............................................     106,000            *
John R. Grey.....................................................      32,886            *
Maurice Grossman.................................................     219,886            *
Leo Kahn.........................................................      17,886            *
Sydney L. Katz...................................................     426,805           1.5%
Richard E. Kent..................................................      95,000            *
David T. Krawczyk................................................     136,875            *
W. Wallace McDowell, Jr..........................................      21,886            *
Stephen B. Oresman...............................................      17,886            *
Arthur Ryan......................................................      59,600            *
Robert K. Swanson................................................     125,662            *
All of the directors and executive officers as a group (13
  persons)(4)....................................................   1,232,638           4.3%

- ---------------

Information with respect to stock ownership has been furnished by the persons named.

(1) The persons named have sole voting and investment power with respect to shares listed, except as described under "Standstill Agreement."

(2) Asterisks indicate beneficial ownership of less than 1% of the outstanding Common Stock.

(3) Stock beneficially owned includes shares which may be acquired upon the exercise of presently exercisable options as follows: Mr. Flowers -- 101,000 shares; Mr. Grossman -- 200,000 shares; Mr. Katz -- 349,583 shares; Mr. Kent -- 88,000 shares; Mr. Krawczyk -- 155,625 shares; Mr. Ryan -- 48,000 shares; Messrs. Cox, Grey, Kahn, McDowell, and Oresman -- 10,000 shares each; Mr. Swanson -- 30,000 shares; and the group -- 1,022,208 shares. Not included are shares which may be acquired upon the exercise of options which are not presently exercisable as follows: Mr. Katz -- 150,417 shares; Mr. Kent -- 10,000 shares; Mr Krawczyk -- 44,375 shares; Messrs. Cox, Grey, Kahn, McDowell, and Oresman -- 15,000 shares each; Mr. Swanson -- 45,000 shares and the group -- 444,792 shares.

(4) The percentage of outstanding Common Stock held by all directors and executive officers as a group has been calculated on the basis of 26,088,219 shares of Common Stock outstanding on February 1, 1995, plus 2,756,575 shares of Common Stock subject to currently exercisable stock options held by such group.

(5) Mr. Flowers retired as Executive Vice President -- Real Estate of the Company on March 1, 1996.

SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and beneficial owners of more than 10% of its Common Stock to file initial reports of ownership and reports of changes in ownership of the Company's securities with the Securities and Exchange Commission and to furnish the Company with copies of the reports they file.

     Michael Shea was engaged as an Executive Vice President and Chief Financial Officer of the Company in September of 1995 when he was awarded a grant of 10,000 shares of Common Stock of the Company pursuant to the Company's Restricted Stock Plan and a stock option for 80,000 shares of Common Stock of the Company pursuant to the Company's 1986 Stock Option Plan. Mr. Shea held 1,000 shares of Common Stock of the Company when he was employed. Mr. Shea did not report such holdings or awards until February of 1996 when he filed his Annual Statement on Form 5.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables sets forth information with respect to compensation for services to the Company in 1995 paid to or accrued on behalf of (i) the chief executive officer as of December 31, 1995 and (ii) each of the four most highly compensated executive officers of the Company, other than the chief executive officer, as of December 31, 1995 (collectively, the "Named Executive Officers"):

                                                                           LONG-TERM
                                                  ANNUAL COMPENSATION     COMPENSATION
                                                                          ------------
               NAME AND                           --------------------       OPTION        ALL OTHER
          PRINCIPAL POSITION              YEAR     SALARY      BONUS       AWARDS(#)      COMPENSATION(1)
- ---------------------------------------   ----    --------    --------    ------------    ------------
Sydney L. Katz.........................   1995    $400,000    $  --0--      $  --0--          $520
President and CEO                         1994     304,125       --0--       235,000           520
                                          1993     274,400      75,000         --0--           520
David T. Krawczyk......................   1995     243,875       --0--         --0--         --0--
Executive Vice President                  1994     215,250      63,100        35,000         --0--
President of Contractors'                 1993     173,301      71,750        90,000         --0--
Warehouse Division
Richard E. Kent........................   1995     167,700       --0--         --0--           520
Vice President, Secretary                 1994     164,450       --0--         8,000           520
and General Counsel                       1993     157,976       7,000         --0--           520
Robert L. Flowers(1)...................   1995     197,400     166,859         --0--           520
Executive Vice President --               1994     191,800       --0--         8,000           520
Real Estate                               1993     182,476       --0--         --0--           520
(Retired March 1, 1996)
Arthur S. Ryan.........................   1995     142,500       --0--         --0--           520
Vice President and Treasurer              1994     133,812       --0--         8,000           520
                                          1993     126,333       7,500         --0--           520

- ---------------

(1) Mr. Flowers retired as of March 1, 1996. In 1994 the Board of Directors approved an award for Mr. Flowers payable upon the closing of the sale of the Company's former headquarters site to Kmart Corporation and in 1995 he received a bonus of $166,859 in consideration for services in connection with such sale.

     The options listed below are reflected in the Summary Compensation Table above. No stock options or stock appreciation rights were granted by the Company to the Named Executive Officers in 1995.

     The table below sets forth information with respect to the number and value of unexercised options held by the Named Executive Officers of the Company on December 31, 1995. No stock options or stock appreciation rights were exercised by such persons in 1995, and there are no outstanding stock appreciation rights.

                             YEAR-END OPTION VALUES

                                                        NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                               OPTIONS                     IN-THE-MONEY OPTIONS
                           SHARES                        AT DECEMBER 31, 1995              AT DECEMBER 31, 1995
                         ACQUIRED ON     VALUE      ------------------------------    ------------------------------
         NAME             EXERCISE      REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------   -----------    --------    ------------    --------------    ------------    --------------
Sydney L Katz.........     --0--         --            288,750          111,250          --0--            --0--
David T. Krawczyk.....     --0--         --            110,000           90,000          --0--            --0--
Richard E. Kent.......     --0--         --             79,500           18,500          --0--            --0--
Robert L. Flowers.....     --0--         --             81,750           19,250          --0--            --0--
Arthur S. Ryan........     --0--         --             42,000           11,000          --0--            --0--

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement dated December 1, 1994 with Mr. Katz, providing for his employment as President of the Company for a three-year rolling term. His annual base salary under the agreement is $400,000, effective December 1, 1994. In the event of termination of Mr. Katz's employment without cause, he would be entitled to a lump sum severance payment (the "Severance Payment") equal to 300% of his base salary in effect at the time of such termination plus his target bonus for the current year (50% of base salary for 1996), except that if such termination is following a "change of control," as defined in the agreement, the Severance Payment would be equal to 300% of the sum of his base salary in effect at the time of such termination plus the highest cash bonus earned by him during any of the last three full calendar years. In the event that any portion of the Severance Payment would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, Mr. Katz will receive a "gross-up payment" from the Company in an amount sufficient to make Mr. Katz whole for all taxes imposed with respect to the excess parachute payment (including the gross-up payment) and any associated interest and penalties. Following a change of control, Mr. Katz may terminate his employment and receive the Severance Payment. The employment agreement also provides that his benefit under the Company's ERISA Excess Plan and its Supplemental ERISA Excess Plan is to be computed on a final pay formula rather than a career average formula. Accordingly, his straight life pension benefit accrued as of December 31, 1995 was $74,715, and at age 65, assuming annual compensation to age 65 at his current base salary, would be $151,097 per year.

     The Company also has employment agreements with the two other executive officers of the Company. The agreements provide for employment for a two-year rolling term. Any increase in annual salary during the employment term increases the minimum annual salary under the agreements. The current minimum annual salaries under the agreements for Messrs. Krawczyk and Kent are $250,000 and $167,700, respectively. In addition, the agreements provide for severance pay upon involuntary termination without cause in an amount equal to one year's annual salary plus any bonus received within the preceding 12-month period. Upon an involuntary termination without cause or a constructive termination, as defined in each agreement, within one year following a change in control, the officer so terminated under the agreements is entitled to severance pay equal to 200% of the greater of (i) of the sum of his base annual salary plus any bonus received within the preceding 12 months and (ii) the average of the sum of annual base salary plus bonuses paid during the three twelve-month periods preceding the termination date.

RETIREMENT PLANS

     The Company has a non-contributory defined benefit pension plan (the "Pension Plan"), which covers substantially all of its employees and an ERISA Excess Plan (the "EEP"), to preserve certain benefits for employees whose retirement benefits under the Pension Plan are affected by limitations imposed by the Internal Revenue Code.


     The following table shows the estimated annual benefits payable upon retirement at age 65 under the Pension Plan as supplemented by the EEP for services performed and compensation earned through December 31, 1995 on a 100% straight-life annuity basis to persons in specified remuneration and years-of-service classifications. The straight-life annuity benefit is approximately 110% of the 10-year certain benefit. Such benefits reflect a reduction for annual earnings below $20,900 in 1996 to recognize in part the Company's cost of Social Security benefits related to credited service under the Pension Plan.


                                           YEARS OF SERVICE
  ANNUAL       -------------------------------------------------------------------------
COMPENSATION   10 YRS.      15 YRS.      20 YRS.      25 YRS.      30 YRS.      35 YRS.
- ----------     --------     --------     --------     --------     --------     --------
$   50,000     $  6,238     $  9,008     $ 11,778     $ 14,549     $ 17,319     $ 20,089
$  100,000     $ 13,053     $ 18,857     $ 24,662     $ 30,466     $ 36,270     $ 42,075
$  150,000     $ 19,868     $ 28,706     $ 37,545     $ 46,383     $ 55,222     $ 64,060
$  200,000     $ 26,683     $ 38,555     $ 50,428     $ 62,300     $ 74,173     $ 86,046
$  250,000     $ 33,498     $ 48,404     $ 63,311     $ 78,218     $ 93,124     $108,031
$  300,000     $ 40,313     $ 58,253     $ 76,194     $ 94,135     $112,075     $130,016
$  350,000     $ 47,128     $ 68,102     $ 89,077     $110,052     $131,027     $152,002
$  400,000     $ 53,943     $ 77,951     $101,960     $125,969     $149,978     $173,987
$  500,000     $ 67,573     $ 97,650     $127,727     $157,804     $187,881     $217,958
$  600,000     $ 81,203     $117,348     $153,493     $189,638     $225,783     $261,928
$  700,000     $ 94,833     $137,046     $179,259     $221,473     $263,686     $305,899
$  800,000     $108,463     $156,744     $205,025     $253,307     $301,588     $349,870
$  900,000     $122,093     $176,442     $230,792     $285,141     $339,491     $393,840
$1,000,000     $135,723     $196,140     $256,558     $316,976     $377,393     $437,811


     Reference earnings ("Reference Earnings") covered by the Pension Plan and EEP include all direct compensation payments, including overtime, bonuses, commissions and similar payments. Reference Earnings for any year are determined by reference to payments made during the year, whereas compensation set forth in the Summary Compensation Table on page [ ] hereof is determined by reference to payments, whether made during the year or thereafter, for services during the year. In 1995, Reference Earnings for the Named Executive Officers were substantially (within a 10% variance) the same as the annual compensation (salary and bonus) reported in the Summary Compensation Table.


     Benefits are based upon the average of the highest five of the last ten years for service prior to 1991 and upon annual reference earnings for each year thereafter. The Summary Compensation Table on page [ ] hereof does not include the value of retirement benefits earned in 1995.

     As of December 31, 1995 the years of credited service for the individuals named in the Cash Compensation Table above were: Sydney L. Katz, 12 years, David
T. Krawczyk, 20 years, Robert L. Flowers, 26 years, Richard E. Kent, 25 years and Arthur S. Ryan 8 years. For purposes of the portion of the Pension Plan formula determined on a final average pay basis for service prior to 1991, supplemented by the EEP, the covered compensation for service prior to 1991 of Messrs. Krawczyk, Flowers, Kent and Ryan are $89,054, $169,558, $184,823 and $105,791, respectively. Messrs. Flowers and Kent received lump sum benefits under the Pension Plan at age 65 in 1991 and 1994, respectively. Mr. Katz is entitled to a retirement benefit computed on a final average pay basis for his entire credited service.

     Mr. Grossman does not participate in the EEP or SEEP and is presently receiving an annual retirement benefit of $124,147. Mr. Kent accrues benefits under the Pension Plan during employment reflecting the increase in his lump sum benefits, if any, attributable to such service.


            REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors of the Company. The Committee is responsible for determining executive compensation including salaries, bonus awards and stock options.

     The Company's executive compensation programs are designed to correlate with performance and stockholder value creation. In this connection, the Company has developed a compensation strategy and specific executive variable compensation plans that allocate a significant portion of an executive's total compensation upon achievement of specified goals as set forth in the financial plans for the operation of the Company. The objectives of the compensation strategy are to attract and retain the highest level of executive talent, to motivate the executives to achieve the goals defined by the Company's business strategies, to link executive and stockholder interests through equity based plans and to provide a compensation package that recognizes competitive practice and individual contributions as well as the financial results of operations.

     Each year the Committee conducts a thorough review of the Company's executive compensation programs. In this capacity, the Committee avails itself periodically of a report from independent compensation consultants assessing the effectiveness of the Company's compensation programs and comparing the Company's executive compensation, corporate performance and stock price appreciation to a peer group of public retail corporations with annual revenues ranging from $300 million to $6 billion that represent the Company's competition for executive positions. The companies included in the retail peer group are not necessarily companies included in the market indices set forth on the Comparative Stock Performance Chart on page [ ] of this Proxy Statement. This is reflective of the fact that the market indices contain organizations which are considerably larger, and in some cases, in very different sectors of the retail market than is the Company. The Committee targets a competitive level of the executive market as reported by the compensation consultants, but allows deviations from that target to reflect the acquisition cost of new hires and/or exceptional contributions to initiatives by the Company to increase stockholder value.

     The Committee sets policies for and determines the compensation of all of the corporate officers, including the Named Executive Officers. The Committee and Mr. Katz jointly review the individual performance of each of the executives other than Mr. Katz.

     The key elements of the Company's executive compensation package are base salary, annual bonus and stock options. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Katz, are discussed below. In addition, the Committee considers the full compensation package offered by the Company to the executive group, including pension benefits, supplemental retirement benefits, severance plans, employment agreements, insurance and other benefits.

     The Company does not anticipate that compensation to any executive officer for 1996 will exceed $1 million for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1 million annually that is not performance based. However, the Committee will be evaluating its policy in regards to qualifying its annual and long-term incentive program in terms of the deductibility cap in future years.

BASE SALARIES

     Base salaries for new executive officers are determined by evaluating the responsibilities of the position and the experience of the individual, with reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions with other corporations. Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer with consideration to any new responsibilities of such officer. In the case of corporate officers with responsibility for operating divisions, the financial results of the division are considered in the context of economic and competitive factors. The Committee also grants appropriate consideration to such non-financial performance measures as the quality of work, business relationships and operational efficiency.

     During 1995, Michael Shea was employed as Executive Vice President and Chief Financial Officer and Charles Hofeller was employed as Vice President-Real Estate of the Company. The annual salary of $175,000 for Mr. Shea was determined by reference to his experience and the responsibilities of the office. The Company also entered into a Severance Agreement with Mr. Shea that provides that he will be entitled to severance of six months salary in the event of termination without cause within one year of employment and of one year's salary in the event of termination without cause thereafter. Mr. Hofeller's annual salary of $120,000 was determined after consideration of his experience and an evaluation of his ability to sell properties on terms advantageous to the Company.

ANNUAL BONUS

     The Company's executive officers are eligible for an annual cash bonus awarded by reference to an operating income plan for the Company and, where appropriate, for a division of the Company. Pursuant to his employment agreement, Mr. Katz's bonus will be determined based upon the attainment of objectives (including non-financial objectives) to be established in writing by the Committee prior to the end of the first quarter of each calendar year. Each executive officer is assigned a target bonus expressed as a percentage of base salary. Target bonus levels for all executives, including the President, are periodically evaluated by the Committee to ensure that they represent competitive pay opportunities for comparable executives in the retail industry. In 1995, such target percentage rates ranged from 25% to 50% for executive officers of the Company, with Mr. Katz assigned a 50% opportunity. Bonuses for executive officers are awarded as a percentage of the target bonus, ranging from 0% to 150% of the target bonus upon achievement of scaled percentages of the applicable operating income plan.

     In 1995, the Company did not achieve its corporate operating income plan, and accordingly, no incentive bonuses were paid for services in 1995 under the Plan to any executive officer of the Company, including the President.

     No special bonus award was approved in 1995. Special bonus awards are considered by the Company to be non-recurring and outside the criteria typically utilized in considering pay competitiveness.

STOCK OPTIONS

     Under the Company's 1986 Nonqualified Stock Option Plan, as amended, stock options are granted from time to time to key employees, including executive officers, of the Company. The Committee sets guidelines for the size of stock option awards based upon competitive practice, base salary and other factors, including contributions to initiatives adopted by the Company to increase stockholder value, similar to the factors considered in setting base salary.

     Stock options are designed to align the interests of executives with those of the stockholders, as part of the compensation objectives of the Company. Stock options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant. The options generally vest over four years.

Accordingly, the full benefit of the options is realized only when stock price appreciation occurs over an extended period.

     The Committee has endeavored to motivate executives by granting options that present executives an opportunity for significant gains commensurate with gains in stockholder values.

     In 1995, the Company also adopted the 1995 Restricted Stock Plan whereby awards of Common Stock will be issued to officers and key employees as an incentive to increase the profitability of the Company. In 1995, the Board of Directors approved awards under the Plan for an aggregate of 162,000 shares of Common Stock to 16 officers and key employees in lieu of annual salary increases for 1995 and 1996.


     No stock options were granted to Named Executive Officers in 1995.


CONCLUSION

     The programs described above correlate a significant portion of the Company's executive compensation to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executives' compensation to corporate performance and improvement in stockholder values, recognizing that economic factors beyond management's control may result in imbalances for particular periods but that consistent improvement in corporate performance over the long term will inure to the mutual benefit of the Company's executives and its stockholders.

           The Compensation Committee

           John R. Grey, Chairman
           Russell Cox
           Stephen B. Oresman

COMPARATIVE STOCK PERFORMANCE

     Set forth below is a line graph comparing the performance of the Company's Common Stock against the S&P Composite -- 500 Stock Index and the S&P Specialty Retail Composite Index for the five-year period commencing January 1, 1991 and ending December 31, 1995.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         FISCAL YEAR ENDING DECEMBER 31

  MEASUREMENT PERIOD       GROSSMANS                    S&P RETAIL STORES-
(FISCAL YEAR COVERED)         INC.         S&P 500      SPECIALITY INDEX

       DEC-90                 100           100             100
       DEC-91                 124           130             152
       DEC-92                 206           140             203
       DEC-93                 141           155             203
       DEC-94                 118           157             191
       DEC-95                  53           215             186

                                  PROPOSAL 2:

                        APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company to examine its consolidated financial statements for the 1996 fiscal year and requests stockholders to approve such appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                  PROPOSAL 3:

        RATIFICATION OF THE ISSUANCE OF CONVERTIBLE NOTES OF THE COMPANY

     The Board of Directors has approved the issuance of an aggregate of $7 million principal amount in convertible Notes of the Company. These Notes were issued in conjunction with the restructuring and refinancing plan announced by the Company in March 1996, as explained in the Company's 1995 Annual Report.

     In December 1995, the Company announced that it was negotiating with the holders of its 14% Debentures for a settlement of the $16.201 million in principal plus accrued interest due in January 1996, and in March 1996 the Company arrived at an agreement with the Debenture holders. One holder with $15.101 million in principal amount of the Debentures received $11 million in cash and the balance then due in three year Notes, including a $3 million Note with an annual interest rate of 10% convertible into Common Stock of the Company at $1.30 per share. Interest on the Notes may be deferred at the Company's option. The holder of the balance of the Debentures was paid $1.1 million in cash.


     In March 1996 the Company closed the 60 stores in its Grossman's Division and in April 1996 transferred its owned real estate to GRS Realty Company, Inc., a wholly-owned subsidiary ("GRS"). GRS entered into a series of agreements pursuant to which it received a loan of up to $32.5 million from a third party, secured by a mortgage on all of the properties owned by GRS. The Notes issued by GRS in conjunction with such transaction include a non-interest bearing Note for the payment of fees and a non-interest bearing two-year $4 million Note convertible at maturity into Common Stock of the Company at $0.75 per share. The remaining mortgage Notes bear interest at 15% per annum and, in the event of default, $2 million in principal is convertible into Common Stock of the Company at $1.50 per share. Proceeds from the sale of real properties have been and will be applied to the payment of the Notes.



     The convertible Notes include anti-dilution provisions and initially are convertible into an aggregate of 8,974,358 shares of Common Stock of the Company or approximately 34% of the Company's presently outstanding shares.


     The restructuring, including the issuance of the shares upon conversion of the convertible Notes, was deemed necessary and in the best interests of the Company and its stockholders by the Board of Directors of the Company to avoid a court-supervised liquidation and to create liquidity in order to finance the operations and growth of the Company's Contractors' Warehouse Division and its Mr. 2nd's Bargain Outlet stores.

     Your Board of Directors seeks ratification of the issuance of shares upon conversion of the convertible Notes pursuant to the National Association of Securities Dealers rule requiring shareholder approval in the case of an issuer issuing securities convertible into common stock at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance. Failure to comply with the foregoing rule may result in termination of the Company's designation as a NASDAQ national market issuer.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ISSUANCE OF THE CONVERTIBLE NOTES OF THE COMPANY.

                                  PROPOSAL 4:

                              STOCKHOLDER PROPOSAL
- --------------------------------------------------------------------------------

     The Company has been informed that the following stockholder proposal may be presented at the 1996 Annual Meeting. YOUR BOARD OF DIRECTORS RECOMMENDS A
VOTE AGAINST THE STOCKHOLDER PROPOSAL; its reasons follow the stockholder proposal and supporting statement.
- --------------------------------------------------------------------------------

     The following proposal was submitted by Kelford Partners, L.P., 1315 Wilson Drive, Lake Forest, Illinois 60045 (the "Stockholder"), which is the holder of record of 400,000 shares of the Company's Common Stock. The Stockholder proposes that the By-laws of the Company be amended to insert the following language at the end of Section 3.2 of Article III of such By-laws:

          "Notwithstanding any other provisions in these By-laws, it shall at all times be a qualification for office that two directors of the Corporation shall be "Investor Directors" (as defined in the next sentence). As used herein, an "Investor Director" is a director who has, or who has been designated to serve by an entity other than the Corporation or an affiliate of the Corporation which has, certified to the Corporation in a sworn statement that such person or entity (i) has invested a sufficient amount of capital in the acquisition of Common Stock of the Corporation in open market purchases to purchase one-quarter of one percent (.25%) or more of the outstanding Common Stock of the Corporation, (ii) has maintained an investment at that level, and (iii) has not obtained any shares of the Corporation's Common Stock directly, or indirectly, as a result or upon the acceptance or exercise of a grant of Common Stock or purchase rights or options provided as compensation to such person for services rendered as an employee (not as a director); except that, if at any time there exist fewer than five holders of record of the Common Stock who or which would qualify to be or designate an Investor Director, then the ten holders of record holding the greatest number of shares of Common Stock of the Corporation purchased in open market transactions shall be eligible to be or designate Investor Directors. If the foregoing certification shall become inaccurate, such person shall cease to be an Investor Director. To effectuate the purposes of this Section 3.2, the Board of Directors of the Corporation shall establish and maintain a Board of Directors with at least two Investor Director members. At a minimum, the Board of Directors shall not nominate or endorse for election a slate of nominees for Director that does not include at least two nominees who, if elected, would be Investor Directors. Notwithstanding any other provision in these By-laws, this
     Section 3.2 may not be amended except with the approval of the holders of a majority of the voting power of the Common Stock entitled to vote generally for the election of directors. The Directors shall not adopt a new By-law or amend these By-laws in a manner inconsistent with, or in derogation of, the provisions of this Section 3.2."

  Stockholder's Statement in Support of the Proposal

     The Stockholder believes that the adoption of the By-law amendment to require that two Investor Directors be members of the Company's Board of Directors would be in the best interest of the Company's stockholders and promote decisions by the Board most likely to enhance the long-term value of the Company's stock because such members would be the most likely members to present to the other directors and management at each meeting of the Board and with respect to each matter considered the views of those who have invested significant amounts of capital in the Company's stock. Many other corporations have adopted this view as is indicated by the growing number of companies that require management to purchase significant (in the tens or hundreds of thousands of dollars) holdings of their stock. Such a requirement is one of many approaches which companies have taken to improve the accountability of management to the board of directors and of the board of directors to the stockholders. These measures include the adoption of by-laws requiring that the chairman be an independent director, that all board members have access to senior management and that board members meet regularly with the stockholders.

     To the best of the Stockholder's knowledge, the present Board of the Company does not have a single member who is, or who was designated or nominated by, a party who remains a significant stockholder of the Company who or which purchased stock in the open market sufficient to give such party an ownership in the Company's shares in excess of one quarter of one percent of the Company's outstanding Common Stock. Accordingly, the voices of the most significant group of the owners of the Company are not being heard. The adoption of the proposed By-law amendment would correct this deficiency in the Company's governance structure.

  Board of Directors' Statement Opposing Stockholder Resolution

     The Company believes that the Stockholder Proposal is inadvisable as Directors should not represent any particular constituency or institution but should monitor the conduct of the Company's business with impartial oversight on behalf of all of those with an investment in the Company. In addition, the Company believes that such a By-law amendment would be unusual in comparison to provisions of other companies in similar industries and of comparable size to the Company.

     Among other issues, a Director representing an institutional investor will have access to confidential information not yet available to other stockholders, thereby possibly creating a serious conflict of interest. Institutional investors may be obliged to trade for an immediate profit to fulfill its duty to beneficiaries of a fund. In such a case, a Director representing the institution would have a conflict in the Director's duties to the institution and the Director's loyalty to the Company.

     The Company firmly believes that selection of the most qualified nominees for the Board of Directors is a better rule than designating certain Directors to represent a special interest. The Company looks for experience, ability and judgment in selecting candidates to recommend to shareholders for election to the Board of Directors. In the selection of the most qualified nominees, the Company firmly believes that significant ownership in the Company, by itself, fails to constitute an effective measure of a person's ability to serve as a director of the Company. To impose a rule designating certain Directors to represent a special interest could limit the Company's ability to obtain the services of the best qualified persons as directors and accordingly, could limit the Company's ability to recommend to the shareholders persons most apt to serve their interests, as a whole, as directors of the Company.

     The Board of Directors recommends a vote AGAINST the Stockholder Proposal.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the name and address of the only persons known to the Company to beneficially own more than 5% of the Common Stock as of February 1, 1996, the number of shares beneficially owned and the percentage so owned:

                                                                       SHARES          PERCENTAGE OF
                                                                     BENEFICIALLY      OUTSTANDING
               NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNED            SHARES
               ------------------------------------                  ------------      -------------
Richard L. Wendt..................................................   2,691,700         10.3%
3250 Lakeport Blvd.
Klamath Falls, OR 97601
Pioneer Funds.....................................................   2,255,500          8.7%
60 State Street
Boston, MA 02109
Dimensional Funds.................................................   1,448,700          5.6%
1299 Ocean Ave.
Santa Monica, CA 90401
Continental Assurance Company.....................................   1,538,462(1)       5.9%
and Continental Casualty Company
333 S. Wabash - 41 South
Chicago, IL 60685

- ---------------

(1) 1,153,846 of these shares are shares which may be acquired upon conversion of the convertible Notes for 1,500,000 in principal convertible into Common Stock of the Company at $1.30 per share.


                  RESTRICTIONS ON ACCUMULATION OF COMMON STOCK

     In order to assist in protecting certain tax benefits, Article Ninth of the Company's Restated Certificate of Incorporation contains provisions restricting the acquisition of shares of Common Stock by any person (including any partnership, corporation or other entity), and provides that shares accumulated in excess of the prescribed number shall not have voting rights.

     In general, Article Ninth, as modified and extended by the Board of Directors, provides that no person may, voluntarily or involuntarily, acquire any shares of Common Stock on or prior to December 31, 1996 (or such later date as may be determined by the Board of Directors), if the number of shares actually and constructively owned by such person (except for shares issued in 1986 to creditors of Evans pursuant to Evan's reorganization plan under Chapter 11 of the Federal Bankruptcy Code) would be more than 5% of the outstanding Common Stock on any date (any such excess shares being herein called "Excess Shares"). For the purposes of this provision, shares are deemed to be constructively owned by a person if they are considered to be owned by such person under the constructive ownership rules of Section 318 of the Internal Revenue Code, except that subsections (a)(2)(C) and (a)(3)(C) of such Section 318 shall be applied by substituting "5 percent" for "50 percent." Under this provision, shares may be deemed to be constructively owned by a person if such person holds an option to acquire such shares, if such shares are owned by certain family members or by a partnership in which such person is a partner, by a trust or estate of which such person is a beneficiary or by a corporation in which such person owns 5% or more of the stock, and, in case such person is itself a partnership, trust, estate or corporation, shares may be deemed to be constructively owned by such person if they are owned (including shares constructively owned) by any partner, beneficiary or 5% or greater stockholder, as the case may be.

     In case any person attempts to acquire Excess Shares, voluntarily or involuntarily, such Excess Shares shall be deemed transferred to the Company or a third party designated by the Company, in either case as trustee (the "Trustee"), and the purported owner shall have no right to vote such Excess Shares or to receive dividends thereon or any other rights with respect thereto, except the right to receive from the net proceeds realized by the Trustee from the sale of such Excess Shares and certain other funds that may be available to the Trustee (or to retain from the proceeds of any disposition thereof by the purported owner, as agent for the Trustee), an amount not in excess of the amount paid by such purported owner for such Excess Shares, plus broker's commissions.

     Pursuant to such Article Ninth, any holder of shares of Common Stock is obligated to notify the Company immediately of any purported acquisition of Excess Shares and to furnish to the Company all information reasonably requested by it with respect to all shares of Common Stock actually or constructively owned by such holder.

     Under such Article Ninth, the Board of Directors of the Company is authorized to extend the period of effectiveness of the above-described restrictions beyond December 31, 1996, increase the 5% percentage referred to above, or modify the definition of constructive ownership of shares, if necessary or desirable to preserve the federal income tax net operating loss or investment tax credit carryforwards of the Company. Any such determination by the Board of Directors will be filed with the Secretary of the Company, and copies will be mailed to the stockholders of the Company.

     The foregoing restrictions on acquisition of shares of Common Stock may be waived by the Board of Directors of the Company and are not applicable to an acquisition of more than 50% of the outstanding shares of Common Stock for cash consideration pursuant to any tender offer for all of the outstanding shares of Common Stock, merger or other business combination in which all holders of such outstanding shares are given the opportunity to participate. The Board of Directors has waived such restrictions with respect to (a) shares of Common Stock acquired and held by the Shidler/Holman Group or Mr. Oresman in compliance with the Standstill Agreement described above and (b) shares of Common Stock acquired by Mr. Richard Wendt.

                             STOCKHOLDER PROPOSALS

     It is anticipated that the 1996 Annual Meeting of Stockholders will be held on April 23, 1997. In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at that meeting must be received by the Secretary of the Company no later than November 13, 1996, if such proposals are to be considered for inclusion in the Company's Proxy Statement.

                               PROXY SOLICITATION

     The expense of preparing, printing and mailing this Proxy Statement, and the proxy solicited hereby, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding such materials in accordance with customary charges. The Company has retained Georgeson & Co., Inc. to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm are estimated at $8,000 plus out-of-pocket costs and expenses.

                                            By Order of the Board of Directors

                                            RICHARD E. KENT
                                            Secretary

May 14, 1996

                             GROSSMAN'S INC.
PROXY
               ANNUAL MEETING OF STOCKHOLDERS, JUNE 25, 1996
                     PROXY SOLICITED ON BEHALF OF THE
                   BOARD OF DIRECTORS OF GROSSMAN'S INC.

The undersigned hereby appoints Sydney L. Katz, Robert K. Swanson and Richard
E. Kent, and each of them, proxies of the undersigned, with power of substitution to each, to vote all shares of Common Stock of Grossman's Inc. (the "Company") that the undersigned is entitled to vote at the Annual
Meeting of Stockholders of the Company to be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, on June 25, 1996, at 10:30 A.M., and at any adjournment thereof, on all matters coming before the meeting, as indicated on the reverse side hereof.

Election of Directors: Nominees:

Russell Cox, John R. Grey, Maurice Grossman, Sydney L. Katz, W. Wallace McDowell, Jr., Stephen B. Oresman and Robert K. Swanson

PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT
PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                       -----------
                                                       SEE REVERSE
                                                          SIDE
                                                       -----------

       Please mark
 /X/   votes as in
       this example.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR election of the nominees listed on the reverse side hereof and FOR Proposals 2 and 3 and AGAINST Proposal 4. If no contrary instructions are indicated, this Proxy will be voted FOR Proposals one, two and three and AGAINST Proposal four.

- --------------------------------------------------------------------------------
     The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
- --------------------------------------------------------------------------------


                 FOR  WITHHELD                            FOR  AGAINST  ABSTAIN
1. ELECTION OF   / /    / /      2. APPROVAL OF ERNST &   / /    / /      / /
DIRECTORS (See                      YOUNG LLP AS
reverse)                            INDEPENDENT AUDITORS

  / /  For all nominees          3. RATIFICATION OF THE   / /    / /      / /
       except as noted above        ISSUANCE OF NOTES OF
                                    THE COMPANY CONVERTIBLE
                                    INTO SHARES OF THE
                                    COMPANY'S COMMON STOCK.
- --------------------------------------------------------------------------------
 The Board of Directors recommends a vote AGAINST Proposal 4.
- --------------------------------------------------------------------------------
                                                        AGAINST   FOR   ABSTAIN
                                 4. THE STOCKHOLDER       / /     / /     / /
                                    PROPOSAL TO AMEND
                                    THE COMPANY'S BY-LAWS.
- --------------------------------------------------------------------------------
            MARK HERE  / /       5. OTHER MATTERS. In their discretion, the
           FOR ADDRESS              proxies are authorized to vote upon such
           CHANGE AND               other matters as may properly come before
           NOTE BELOW               the meeting.

                                 Please sign name(s) exactly as printed herein. Joint owners should each sign. When signing as attorney, executor, administrator, parent or guardian, give full title as such. If a corporation, sign on corporate name by President or other authorized officer. If a partnership, sign on partnership name by authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY AND    SIGNATURE:               DATE
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.           --------------     -----
                                             SIGNATURE:               DATE
                                                       --------------     -----